EXHIBIT 10.17


                ADDENDUM TO EMPLOYMENT AGREEMENT
                        FOR JOE L. POWERS




     Addendum to employment Agreement dated May 10, 1996 between Thomas Nelson, Inc. and Joe L. Powers is hereby amended to change:

      A.   Term of Agreement

           1.) Original Term. This agreement shall be effective as of the date set forth above ("the effective date"). The Company shall employ Executive as Executive Vice President of the Company for a term ("the employment period") commencing on the effective date and continuing until March 31, 2003 unless sooner terminated pursuant to Section F or H hereof.

     All dates referenced in the Employment Agreement as March 31, 1999 are changed to March 31, 2003.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first written above.





ACCEPTED BY:                       THOMAS NELSON, INC.



 / s / Joe L. Powers                 / s / Sam Moore
-------------------------           -----------------------
   Joe L. Powers                             Name
 Executive Vice President
                                         President
                                    -----------------------
                                            Title

     June 22, 2000                    June 22, 2000
--------------------------          -----------------------
         Date                              Date